Exhibit 99.2

Eagle Asset Group

Combined Financial Statements
June 30, 2016, and December 31, 2015 and 2014
and
for six months ended June 30, 2016 and 2015, and
each of the three years in the period ended December 31, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors of Phillips 66 Partners GP LLC and
Unitholders of Phillips 66 Partners LP

We have audited the accompanying combined balance sheet of Eagle Asset Group as of December 31, 2015 and 2014, and the related combined statements of income, changes in net investment and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of Eagle Asset Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Eagle Asset Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Eagle Asset Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Eagle Asset Group at December 31, 2015 and 2014, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

                                    /s/ Ernst & Young LLP

Houston, Texas
October 11, 2016

Combined Statement of Income	Eagle Asset Group

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)
Revenues and Other Income
Operating revenues—related parties	$145.7	145.3	291.8	292.1	250.5
Operating revenues—third parties	11.0	11.3	24.5	18.0	14.5
Other income	—	—	—	0.5	—
Total revenues and other income	156.7	156.6	316.3	310.6	265.0

Costs and Expenses
Operating and maintenance expenses	57.3	61.3	118.0	128.7	120.8
Depreciation	17.7	16.6	34.6	29.2	28.5
General and administrative expenses	15.7	15.8	31.5	29.5	24.6
Taxes other than income taxes	9.1	7.7	14.8	11.9	10.8
Other expenses	0.2	0.2	0.5	0.4	0.4
Total costs and expenses	100.0	101.6	199.4	199.7	185.1
Income before income taxes	56.7	55.0	116.9	110.9	79.9
Provision for (benefit from) income taxes	0.1	0.1	(0.1)	0.3	1.3
Net Income	$56.6	54.9	117.0	110.6	78.6
See Notes to Combined Financial Statements.

Combined Balance Sheet	Eagle Asset Group

	Millions of Dollars
	At June 30	At December 31
	2016	2015	2014
	(Unaudited)	(Audited)
Assets
Accounts receivable—third parties	$3.0	3.5	6.3
Materials and supplies	3.8	3.8	3.8
Prepaid expenses	1.0	0.5	0.5
Total Current Assets	7.8	7.8	10.6
Net properties, plants and equipment	820.0	793.3	749.4
Goodwill	179.3	179.3	179.3
Other assets	1.4	—	0.4
Total Assets	$1,008.5	980.4	939.7

Liabilities
Accounts payable—third parties	$15.5	15.3	19.7
Payroll and benefits payable	1.6	2.3	2.1
Accrued property and other taxes	7.4	5.8	4.9
Other current liabilities	2.5	2.7	2.6
Total Current Liabilities	27.0	26.1	29.3
Asset retirement obligations	7.1	6.9	6.8
Accrued environmental costs	3.5	3.3	3.5
Deferred income taxes	0.8	0.7	1.0
Other liabilities	3.5	3.0	2.8
Total Liabilities	41.9	40.0	43.4

Net Investment
Net investment	966.6	940.4	896.3
Total Liabilities and Net Investment	$1,008.5	980.4	939.7
See Notes to Combined Financial Statements.

Combined Statement of Cash Flows	Eagle Asset Group

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)
Cash Flows From Operating Activities
Net income	$56.6	54.9	117.0	110.6	78.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	17.7	16.6	34.6	29.2	28.5
Deferred taxes	—	—	(0.3)	—	1.0
Accrued environmental costs	0.2	0.1	(0.3)	(0.4)	0.7
Other	(1.3)	0.3	(1.1)	0.8	(0.5)
Working capital adjustments
Decrease (increase) in accounts receivable—third party	0.6	2.7	2.8	(2.3)	(3.4)
Decrease (increase) in other current assets	(0.5)	(0.5)	—	—	—
Increase (decrease) in accounts payable—third party	2.8	(3.9)	(5.6)	2.7	(0.4)
Increase (decrease) in other current liabilities	0.7	1.2	1.3	1.0	(1.3)
Net Cash Provided by Operating Activities	76.8	71.4	148.4	141.6	103.2

Cash Flows From Investing Activities
Cash capital expenditures	(46.4)	(25.7)	(75.5)	(117.8)	(86.7)
Net Cash Used in Investing Activities	(46.4)	(25.7)	(75.5)	(117.8)	(86.7)

Cash Flows From Financing Activities
Net distributions to Parent	(30.4)	(45.7)	(72.9)	(23.8)	(16.5)
Net Cash Used in Financing Activities	(30.4)	(45.7)	(72.9)	(23.8)	(16.5)

Net Change in Cash and Cash Equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	—	—	—	—
See Notes to Combined Financial Statements.

Combined Statement of Changes in Net Investment	Eagle Asset Group

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)

Net Investment
Balance, beginning of period	$940.4	896.3	896.3	809.5	747.4
Net income	56.6	54.9	117.0	110.6	78.6
Net distributions to Parent	(30.4)	(45.7)	(72.9)	(23.8)	(16.5)
Balance, end of period	$966.6	905.5	940.4	896.3	809.5
See Notes to Combined Financial Statements.

Notes to Combined Financial Statements	Eagle Asset Group

Note 1—Business and Basis of Presentation

Unless otherwise indicated, the assets and operations of the Eagle Asset Group (as described below) are collectively referred to herein as "we," "our" and "us." References to "Phillips 66" and "Parent" refer to Phillips 66 and its consolidated subsidiaries.

Description of the Business
Our assets consist of crude oil, refined petroleum products and natural gas liquids ("NGL") transportation, terminaling, gathering and storage systems. These assets are primarily located in Texas, Oklahoma, Kansas, Montana and Wyoming. We conduct our operations through both wholly owned and joint venture operations. The majority of our assets are connected to, and integral to the operation of, certain of Phillips 66’s wholly owned or jointly owned refineries.

We generate revenue primarily by providing fee-based transportation, terminaling, gathering and storage services to Phillips 66 and other customers. Since we do not own any of the NGL, crude oil and refined petroleum products that we handle and do not engage in the trading of NGL, crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Basis of Presentation
These combined financial statements were derived from the financial statements and accounting records of Phillips 66. These statements reflect the combined historical results of operations, financial position and cash flows of the Eagle Asset Group as if these operations had been combined for all periods presented. The Eagle Asset Group includes our proportionate interest in the accounts of certain ventures in which we own an undivided interest. All intercompany transactions and accounts within the Eagle Asset Group have been eliminated. The assets and liabilities in these combined financial statements have been reflected on a historical cost basis as all of the assets and liabilities presented are under the common control of Phillips 66. The combined statement of income also includes expense allocations for certain functions historically performed by Phillips 66 and not allocated to the Eagle Asset Group, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement; as well as operational support services such as engineering and logistics. These allocations were primarily based on financial and time-based metrics, terminal counts and pipeline miles. Our management believes the assumptions underlying the allocation of expenses from Phillips 66 are reasonable. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had we been unaffiliated with Phillips 66 during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been unaffiliated with Phillips 66 during the periods presented.

Phillips 66 uses a centralized approach to the cash management and financing of its operations. The cash generated and used by our operations was transferred to (from) Phillips 66 daily, and Phillips 66 funded our operating and investing activities as needed. The cash and cash equivalents held by Phillips 66 were not allocated to us. We reflected transfers of cash to and from Phillips 66's cash management system as a component of "Net investment" on our combined balance sheet, and as part of "Net distributions to Parent" on our combined statement of cash flows. We reflect all intercompany transactions with Phillips 66 as being cash settled at the time of the transaction in the combined statement of cash flows. We have not included any interest income or expense for intercompany cash advances to/from Phillips 66, since historically Phillips 66 has not allocated interest expense related to intercompany advances to its businesses.

The combined financial statements and related disclosures as of June 30, 2016, and for the six months ended June 30, 2016 and 2015, included herein, are unaudited. These financial statements include all known accruals and adjustments necessary, in the opinion of management, for a fair presentation of the combined financial position of the Eagle Asset Group and its results of operations and cash flows for the interim periods. Unless otherwise specified, all such adjustments are of a normal and recurring nature. The results of operations for the six months ended June 30, 2016, are not necessarily indicative of the results to be expected for the full year.

We have evaluated subsequent events through October 11, 2016, the date the financial statements were issued.

Note 2—Summary of Significant Accounting Policies

Net Investment
In the combined balance sheet, "Net investment" represents Phillips 66's historical investment in us, our accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, Phillips 66.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

Revenue Recognition
Revenue is recognized for NGL, crude oil and refined petroleum product pipeline transportation based on the delivery of actual volumes transported at contractual tariff rates. Revenue is recognized for NGL, crude oil and refined petroleum product terminaling and storage as performed based on contractual rates related to throughput volumes, volumes stored, capacity or cost-plus-margin arrangements. A significant portion of our revenue is derived from Phillips 66 and the contractual rates with Phillips 66 do not necessarily reflect market rates.

Certain transportation services agreements and terminal services agreements with Phillips 66 are considered operating leases under GAAP. Revenues from these agreements are recorded within “Operating revenues—related parties” on our combined statement of income.

Billings to Phillips 66 for shortfall volumes under its quarterly minimum volume commitments are recorded as “Deferred revenues—related parties” in our combined balance sheet, as Phillips 66 has the right to make up the shortfall volumes in the following four quarters. The deferred revenue will be recognized at the earlier of when shortfall volumes are made up or when the make-up rights contractually expire.

Imbalances
We do not purchase or produce NGL, crude oil or refined petroleum product inventories. We experience imbalances as a result of variances in meter readings and in other measurement methods, and volume fluctuations within our NGL, crude oil and refined products systems due to pressure and temperature changes. Certain of our transportation contracts provide for the shipper to pay a contractual loss allowance, which is valued using quoted market prices of the applicable commodity being shipped. These contractual loss allowances, which are received from the shipper irrespective of, and calculated independently from, actual volumetric gains or losses, are recorded as revenue. Any actual volumetric gains or losses are valued using quoted market prices of the applicable commodities and are recorded as decreases or increases to operating and maintenance expenses, respectively.

Fair Value Measurements
We measure assets and liabilities requiring fair value presentation or disclosure using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1:	Quoted prices in an active market for identical assets or liabilities.

Level 2:	Observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs.

Level 3:	Unobservable inputs that are significant to the fair value of assets or liabilities.

We classify the fair value of an asset or liability based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.

The carrying amounts of our trade receivables and payables approximate fair values.

Nonrecurring Fair Value Measurements
Fair value measurements are applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of asset retirement obligations. Nonrecurring fair value measurements are also applied, when applicable, to determine the fair value of our long-lived assets.

Properties, Plants and Equipment ("PP&E")
PP&E is stated at cost. Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation of PP&E is determined by the individual-unit-straight-line method.

Major Maintenance Activities
Costs for planned integrity management projects are expensed in the period incurred. These types of costs include inspection services, contractor repair services, materials and supplies, equipment rentals and labor costs.

Impairment of PP&E
PP&E used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, including applicable liabilities, then the carrying value is written down to estimated fair value and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at the pipeline system or terminal level. Since there usually is a lack of quoted market prices for our long-lived assets, the fair value of potentially impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future throughputs, tariffs and fees, operating costs and capital project decisions, considering all available evidence at the date of review. No impairments were recorded during the periods presented herein.

Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the reporting unit with goodwill has been reduced below carrying value. Goodwill was allocated to us from Phillips 66 principally based on the relative fair market value of acquired PP&E, compared with the fair market value of Phillips 66’s reporting unit that included acquired PP&E as of the date on which Phillips 66’s purchase transaction that resulted in goodwill was completed. We have determined we have one reporting unit for testing goodwill for impairment.

Asset Retirement Obligations and Environmental Costs
Fair values of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related PP&E. Over time, the liability is increased for the change in its present value, and the capitalized cost in PP&E is depreciated over the useful life of the related asset. Our estimate may change after initial recognition, in which case we record an adjustment to the liability and PP&E.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed.
Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated.

Employee Benefit Plans
We do not have our own employees. The employees supporting our operations are employees of Phillips 66. Phillips 66 sponsors various employee pension, postretirement health insurance plans and defined contribution plans. For purposes of these combined financial statements, we are accounting for our participation in these benefit plans as multiemployer plans. We recognize as expense in each period an allocation from Phillips 66 for our share of payroll costs and employee benefit plan costs, and we do not recognize any employee benefit plan assets or liabilities. While we are accounting for our participation as multiemployer plans for the purposes of presenting these combined financial statements, those benefit plans are not technically multiemployer plans. Therefore, we have not included the disclosures required for multiemployer plans.

Income Taxes
We follow the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Our taxable income was included in the consolidated U.S. federal income tax returns of Phillips 66 and in a number of state income tax returns. Our operations are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income. Therefore, we have excluded income taxes from these combined financial statements, except for the income tax provision resulting from state laws that apply to entities organized as partnerships. Our tax provision is computed as if we were a stand-alone tax paying entity. Any interest related to income taxes would be included in interest and debt expense, and penalties would be included in operating and maintenance expenses.

Comprehensive Income
We have not reported comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Note 3—Major Customer and Concentration of Credit Risk

Phillips 66 accounted for 93 percent, 93 percent, 92 percent, 94 percent and 94 percent of our total operating revenues for the six months ended June 30, 2016 and 2015, and the years ended December 31, 2015, 2014 and 2013, respectively.

At June 30, 2016, and December 31, 2015, and 2014, we had no material trade receivables due from related or third parties. Accordingly, we had limited exposure due to concentrations of credit risk.

Note 4—Properties, Plants and Equipment

Our investment in PP&E, with the associated accumulated depreciation was:

	Estimated Useful Lives	Millions of Dollars
		June 30	December 31
		2016	2015	2014
		(Unaudited)	(Audited)
Land		$25.6	25.6	25.6
Buildings and improvements	3 to 45 years	21.9	20.8	18.8
Pipeline and related assets	10 to 45 years	864.9	840.1	768.1
Terminals and related assets	25 to 45 years	212.6	198.9	181.5
Construction-in-progress		61.8	57.7	73.0
Gross PP&E		1,186.8	1,143.1	1,067.0
Less: Accumulated depreciation		(366.8)	(349.8)	(317.6)
Net PP&E		$820.0	793.3	749.4

Note 5—Goodwill

Goodwill was allocated to us from Phillips 66 principally based on the relative fair market value of acquired PP&E, compared with the fair market value of Phillips 66’s reporting unit that included acquired PP&E as of the date on which Phillips 66’s purchase transaction that resulted in goodwill was completed. Goodwill is tested for impairment on an annual basis and when indicators of potential impairment exist. We have performed our annual impairment tests, and no impairment in the carrying value of goodwill was identified for the years ended December 31, 2015, 2014 and 2013.

Note 6—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs as of the periods noted were:

	Millions of Dollars
	June 30	December 31
	2016	2015	2014
	(Unaudited)	(Audited)
Asset retirement obligations	$7.1	6.9	6.8
Accrued environmental costs	4.6	4.7	4.6
Total asset retirement obligations and accrued environmental costs	11.7	11.6	11.4
Asset retirement obligations and accrued environmental costs due within one year	(1.1)	(1.4)	(1.1)
Long-term asset retirement obligations and accrued environmental costs	$10.6	10.2	10.3

Asset Retirement Obligations
We have asset removal obligations we are required to perform under law or contract once an asset is permanently taken out of service. These obligations primarily relate to the abandonment or removal of certain pipelines. Most of these obligations are not expected to be paid until many years in the future.

Note 7—Contingencies

From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business are filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our combined financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other potentially responsible parties. Estimated future costs related to legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Legal Proceedings
Our Parent's legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our Parent's legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required.

Environmental
We are subject to federal, state and local environmental laws and regulations. We record accruals for contingent environmental liabilities based on management's best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies' cleanup experience, and data released by the U.S. Environmental Protection Agency or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

At June 30, 2016, December 31, 2015, and December 31, 2014, we had $4.6 million, $4.7 million and $4.6 million, respectively, of environmental accruals. In the future, we may be involved in additional environmental assessments, cleanups and proceedings.

Note 8—Employee Benefit Plans

Pension and Retirement Savings Plans
We do not have our own employees. Employees of Phillips 66 participate in the pension, postretirement health insurance and defined contribution benefit plans sponsored by the Parent, which includes other subsidiaries of our Parent. Costs are allocated to us from our Parent associated with such benefit plans. Our share of pension and postretirement costs was $0.8 million and $0.6 million for the six months ended June 30, 2016 and 2015, respectively, and $1.9 million, $1.1 million and $1.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Our share of defined contribution plan costs was $0.4 million and $0.5 million for the six months ended June 30, 2016 and 2015, respectively, and $1.0 million, $0.8 million and $0.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Pension, postretirement costs and defined contribution benefit plan expenses are included in operating and maintenance expenses due to the nature of the employees' role in our operations.

Note 9—Related Party Transactions

We are part of the consolidated operations of Phillips 66. Phillips 66 provides substantial labor and overhead support for us as follows:

•	Phillips 66 employees oversee and run our day-to-day operations.

•	Indirect charges are allocated for services including executive oversight, accounting, treasury, tax, legal, procurement, engineering, logistics, information technology and similar items.

Significant related party transactions included in operating and maintenance expenses and general and administrative expenses were as follows:

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)
Operating and maintenance expenses	$27.8	23.2	51.2	44.6	43.8
General and administrative expenses	15.7	15.8	31.5	29.5	24.6
Total	$43.5	39.0	82.7	74.1	68.4

The classification of these charges between general and administrative expenses and operating and maintenance expenses is based on the functional nature of the services being performed for our operations.

Note 10—Income Taxes

We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax provision results from state laws that apply to entities organized as partnerships, primarily Texas.

Income taxes charged to income were:

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)
Current	$0.1	0.1	0.2	0.3	0.3
Deferred	—	—	(0.3)	—	1.0
Total	$0.1	0.1	(0.1)	0.3	1.3

Effective Tax Rate	0.2%	0.2	(0.1)	0.3	1.6

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. At June 30, 2016, December 31, 2015, and December 31, 2014, we had a deferred tax liability of $0.8 million, $0.7 million and $1.0 million, respectively, primarily related to PP&E.

As of June 30, 2016, we had no liability reported for unrecognized tax benefits and we did not have any interest or penalties related to income taxes for the six months ended June 30, 2016 and 2015, and for each of the years ended December 31, 2015, 2014 and 2013. Texas tax returns for the years 2012 through 2015 are subject to examination.

Note 11—Cash Flow Information

Our capital expenditures consisted of:

	Millions of Dollars
	Six Months Ended June 30		Year Ended December 31
	2016	2015	2015	2014	2013
	(Unaudited)		(Audited)
Capital Expenditures
Cash capital expenditures	$46.4	25.7	75.5	117.8	86.7
Change in capital expenditure accruals	(2.6)	(2.8)	1.1	(0.5)	6.9
Total capital expenditures	$43.8	22.9	76.6	117.3	93.6